SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): April 15, 1999
                                                  --------------

                               Dime Bancorp, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                   001-13094               11-3197414
----------------------------       -------------       -------------------------
(State or Other Jurisdiction)       (Commission             (IRS Employer
                                    File Number)          Identification No.)


     589 Fifth Avenue
     New York, New York                                    10017
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                 (Zip Code)


--------------------------------------------------------------------------------
Registrant's telephone number, including area code:   (212) 326-6170
                                                     -----------------

                                 Not applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

         On April 15, 1999, Dime Bancorp, Inc. issued the following earnings release:


                                                            Dime
                                                            Franklin L. Wright
                                                            (212) 326-6136


April 15, 1999
99/3

FOR IMMEDIATE RELEASE
---------------------

                     DIME BANCORP REPORTS 11th CONSECUTIVE
                      QUARTER OF HIGHER OPERATING EARNINGS

     New York, NY -- April 15, 1999 -- Dime Bancorp, Inc. (NYSE:DME), parent company of The Dime Savings Bank of New York, FSB, today reported net income for the first quarter of 1999 of $54.8 million, or $0.49 per diluted share. In the first quarter of 1998, Dime reported net income of $57.2 million, or $0.49 per diluted share.

     Operating earnings (reported earnings adjusted for the effects of unusual or non-recurring items) were $59.0 million in the 1999 first quarter, up 17.8% from $50.1 million in the 1998 first quarter and 3.2% from $57.1 million in the 1998 fourth quarter. On a per diluted share basis, operating earnings for the 1999 first quarter were $0.52, 20.9% higher than $0.43 per diluted share for the 1998 first quarter and 2.0% higher than $0.51 per diluted share for the 1998 fourth quarter.

     Lawrence J. Toal, Dime's Chairman and Chief Executive Officer, said, "Dime's first quarter results demonstrated the continued strength and growing balance of our franchise. Our retail banking and commercial banking segments posted excellent returns, and our mortgage banking franchise generated strong earnings despite a decline in residential loan production from last quarter's record level. As a result, we recorded our eleventh consecutive quarterly increase in operatng earnings.

     "We also continued to change the mix of our loans receivable portfolio by emphasizing the growth of our commercial real estate, consumer, and business loan portfolios. These portfolios, in the aggregate, increased 6% from $3.8 billion at December 31, 1998 to $4.1 billion at March 31, 1999 as we continued to execute our strategy of reducing the relative percentage of residential loans to total loans receivable."

                                      -more

     Commencing on Dime's Internet strategy, Mr. Toal said, "Dime is acutely aware of the growing interest in e-commerce and the Internet. We believe that a fundamental shift in the distribution of financial services is underway, and we have been actively developing a full range of direct access capabilities. In particular, over the past six months, we have been working closely with Perot Systems Corporation to design and implement a comprehensive e-commerce and Internet strategy. This initiative, which leverages our core electronic delivery platform, will integrate our existing and future e-commerce activities. This includes our current capability to originate residential and consumer loans through the proprietary website of our subsidiary, North American Mortgage Company ("namc.com"), Intuit's "QuickenMortgage.com", "LendingTree.com" and our recent alliance with Microsoft's "HomeAdvisorMSN.com", as well as the Intermet-based home banking system ("dime.com"), which we will begin offering later this quarter. We expect to be announcing further details on this key strategic direction over the next several months."

OPERATLNG EARNINGS

     On an operating earnings basis, the return on average equity was 16.84% and the return assets was 1.09% in the 1999 first quarter, compared with a return on average equity of 15.41% and a return on average assets of 0.91%, respectively, in the 1998 first quarter. In the fourth quarter of 1998, on an operating earnings basis, the return on average equity was 16.83% and the return on average assets was 1.07%. On a reported basis, the return on average equity was 15.66% and the return on average assets was 1.01% in the 1999 first quarter, compared with 17.63% and 1.04%, respectively, in the 1998 first quarter and 18.17% and 1.15%, respectively, in the fourth quarter.

     First quarter 1999 operating earnings reflected an adjustment to reported results for an extraordinary loss, after-tax, of $4.1 million on the early extinguishment of debt, while 1998 first quarter operating earnings included adjustments related to the sale of mortgage servicing rights, balance sheet restructuring activities, and the application of a 37% tax rate versus 32% on a reported basis. Operating earnings in the 1998 fourth quarter reflected only a similar adjustment for the tax rate.

NET INTEREST INCOME AND NET INTEREST MARGIN AND SPREAD

     Net interest income was $135.5 million in the 1999 first quarter, compared with $135.9 million in the 1998 first quarter and $133.2 million in the 1998 fourth quarter. The interest rate spread for the 1999 first quarter was 2.80%, compared with 2.62% in the 1998 first quarter and 2.81% in the 1998 fourth quarter. The net interest margin in the 1999 first quarter was 2.75%, compared with 2.63% in the 1998 first quarter and 2.78% in the 1998 fourth quarter.

                                     -more-

NON-INTEREST INCOME

     In the 1999 first quarter, non-interest income totaled $149.2 million, up 40% from $106.5 million in the year-earlier period and 3% from $144.6 million in the 1998 fourth quarter. Contributing to the growth in non-interest income during the 1999 first quarter as compared with the earlier periods were increases in each of the following major categories:

     . Loan servicing and other loan-related fees were $61.9 million in the 1999 first quarter, up from $42.5 million in the 1998 first quarter and $60.6 million in the 1998 fourth quarter.

     . Banking service fees increased to $11.3 million in the 1999 first quarter from $9.0 million in the 1998 first quarter and $11.2 million in the 1998 fourth quarter.

     . Securities and insurance brokerage fees in the 1999 first quarter were $8.6 million, up from $7.5 million in the year-earlier period and $7.6 million in the 1998 fourth quarter.

     . Net gains on sales activities totaled $64.3 million in the 1999 first quarter, up from $45.2 million in the 1998 first quarter and $63.9 million in the 1998 fourth quarter.

LOAN PRODUCTION AND LOANS RECEIVABLE

     Total loan production in the 1999 first quarter was $7.6 billion, up from $7.1 billion in the 1998 first quarter but down from the record $10.3 billion of loans produced in the 1998 fourth quarter. Specifically:

     . Residential loan production was $7.1 billion in the 1999 first quarter, exceeding the residential loan production in all but one of the 1998 quarters. In the 1998 fourth quarter, residential loan production was a record $9.6 billion. At March 31, 1999, the pipeline of residential loan applications was approximately $6.8 billion, compared with $8.5 billion at year-end 1998.

     . Commercial real estate loan originations totaled $247 million in the 1999 first quarter, up from $199 million in the 1998 first quarter, but down from the $372 million originated in the 1998 fourth quarter, due in part to a seasonable reduction in activity.

     . Consumer loan originations in the 1999 first quarter were $211 million, up 41% from $150 million in the 1998 first quarter and 6% from $199 million in the 1998 fourth quarter.

                                     -more-

      . Business loan originations in the 1999 first quarter totaled $97 million, more than double the $42 million produced in the year-earlier period, but down from the record $146 million produced in the 1998 fourth quarter.

     At March 31, 1999, loans receivable totaled $12.6 billion, compared with $12.7 billion at year-end 1998. During the three months ended March 31, 1999, commercial real estate loans, consumer loans and business loans receivable, in the aggregate, increased 6% from $3.8 billion at the end of 1998 to $4.1 billion, while residential real estate loans receivable declined 4% from $8.9 billion at year-end 1998 to $8.5 billion at the end of the 1999 first quarter. At the end of 1997, residential loans receivable were $9.8 billion and commercial real estate loans, consumer loans, and business loans totaled $3.1 billion. Overall, the residential loan portfolio declined to 68% of total loans receivable at the end of the 1999 first quarter from 70% at year-end 1998 and from 76% at the end of 1997.

RESIDENTIAL LOAN SERVICING

     At March 31, 1999, Dime serviced $32.5 billion of residential loans for others, compared with $27.0 billion at December 31, 1998 and $22.0 billion at December 31, 1997. The weighted average coupon of loans serviced for others was 7.24% at March 31, 1999, compared with 7.37% at December 31, 1998 and 7.88% at December 31, 1997. At March 31, 1999, mortgage servicing assets were $891 million and the estimated fair value of mortgage servicing assets was $910 million.

NON-INTEREST EXPENSE

     Total non-interest expense for the 1999 first quarter was $183.1 million, up from $150.3 million in the 1998 first quarter and $179.1 million in the 1998 fourth quarter. General and administrative expense for the first quarter of 1999 was $149.6 million, compared with $130.4 million and $145.3 million for the first and fourth quarters of 1998, respectively. The higher general and administrative expense in the 1999 first quarter as compared with the 1998 first quarter was primarily related to expanded mortgage banking operations, while the increase from the fourth quarter of 1998 largely reflected higher payroll taxes. The efficiency ratio in the 1999 first quarter was 52.6%, improved from 58.3% in the 1998 first quarter and 52.9% in the 1998 fourth quarter.

ASSET QUALITY

     Non-performing assets (non-accrual loans and other real estate owned) were $85 million at March 31, 1999, up slightly from $83 million at year-end 1998. The ratio of non-performing assets to total assets was 0.39% at the end of the 1999 first quarter compared with 0.37% at December 31, 1998. In the fourth quarter of 1998, Dime sold approximately $53 million of residential non-performing loans. At March 31, 1998, non-performing assets totaled $147 million and the ratio of non-performing assets to total assets was 0.67%.

                                     -more-

     Net charge-offs in the 1999 first quarter were $0.7 million, compared with $3.6 million and $14.9 million in the 1998 first quarter and the 1998 fourth quarter, respectively. The loan loss provision for the 1999 first quarter was $8 million, unchanged from the first and fourth quarters of 1998. At March 31, 1999, the allowance for loan losses was $112 million, or 185% of non-accrual loans, compared with $105 million, or 191% of non-accrual loans, at December 31, 1998. The ratio of the allowance for loan losses to total loans receivable at March 31, 1999 was 0.89%, up from 0.82% at year-end 1998.

OTHER MATTERS

     Senior Debt. On January 20, 1999, Dime completed the redemption of all $100 million of its outstanding 10.5% senior notes due 2005. Calling the notes was the principal cause of the extraordinary loss recorded in the 1999 first quarter. During the 1999 first quarter, Dime issued $200 million of 6.375% senior notes due 2001.

     Lakeview Savings Bank. On December 16, 1998, Dime announced an agreement to acquire Lakeview Financial Corp. and its wholly-owned subsidiary, Lakeview Savings Bank. The transaction, which remains subject to regulatory approvals and the approval of Lakeview's shareholders, is expected to close in the 1999 second quarter. The acquisition will add 11 branches in northern New Jersey and approximately $450 million of deposits.

     At March 31, 1999, Dime had assets of $21.6 billion and deposits of $13.2 billion. The Dime Savings Bank of New York, FSB is a regional bank serving consumers and businesses and has 89 branches located throughout the greater New York City metropolitan area, including 17 branches in New Jersey. Directly and through its North American Mortgage Company subsidiary, Dime also provides retail banking and mortgage banking services throughout the United States.

     Certain statements in Dime's press releases may be forward-looking. A variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Dime's business include interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control and geneal economic conditions.

     Dime believes that "operating earnings" basis information, when taken in conjunction with reported results, provides useful information in evaluating performance on a comparative basis, although operating earnings is not a basis for reporting financial results under generally accepted accounting principles.

                                      ###

DIME BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(unaudited)


                                                                 At or For the Three Months Ended
                                           ---------------------------------------------------------------------------
                                           March 31,     December 31,     September 30,      June 30,        March 31,
                                             1999           1998               1998           1998            1998
                                           ---------     ------------     -------------      --------        ---------

RESULTS OF OPERATIONS
Net interest income                     $    135,498     $    133,164     $    127,321      $    130,837     $    135,911
Provision for loan losses                      8,000            8,000            8,000             8,000            8,000
Non-interest income                          149,230          144,625          145,881           127,990          106,534
Non-interest expense                         183,129          179,083          171,161           165,141          150,256
Income tax expense                            34,631           29,027           30,092            27,420           26,940
                                        ------------     ------------     ------------      ------------     ------------
Income before extraordinary items             58,968           61,679           63,949            58,266           57,249
Extraordinary items                           (4,127)              --           (4,057)               --               --
                                        ------------     ------------     ------------      ------------     ------------
                                        $     54,841     $     61,679     $     59,892      $     58,266     $     57,249
                                        ============     ============     ============      ============     ============

PER COMMON SHARE
Basic earnings:
  Income before extraordinary items     $       0.53     $       0.55     $       0.57      $       0.51     $       0.50
  Net income                                    0.49             0.55             0.53              0.51             0.50
Diluted earnings:
  Income before extraordinary items             0.52             0.55             0.56              0.50             0.49
  Net Income                                    0.49             0.55             0.52              0.50             0.49
Cash dividends declared                         0.05             0.05             0.05              0.05             0.04
Book value (at period end)                     12.72            12.42            11.96             11.72            11.37
Tangible book value (at period end)            10.65            10.35             9.88              9.64             9.31
Market value (at period end)                   23.19            26.25            25.31             29.94            30.06

PERIODIC END BALANCE SHEET ITEMS
Total assets                            $ 21,550,335     $ 22,320,850     $ 21,242,833      $ 20,913,891     $ 22,023,998
Securities available for sale              3,307,889        3,329,444        2,974,885         2,919,605        3,535,120
Loans held for sale                        3,083,213        3,884,886        3,612,110         3,022,167        3,809,866
Loans receivable                          12,592,349       12,748,068       12,567,119        12,909,913       12,771,878
Allowance for loan losses                    112,369          105,081          111,949           109,934          109,096
Deposits                                  13,165,948       13,651,460       13,546,265        14,032,643       13,991,123
Borrowed funds                             6,536,584        6,772,848        5,859,120         5,095,693        6,383,642
Stockholders' equity                       1,416,721        1,385,665        1,339,802         1,330,383        1,299,635

AVERAGE BALANCES
Loans                                   $ 15,930,791     $ 16,084,142     $ 15,696,340      $ 16,192,213     $ 15,552,531
Mortgage-backed securities                 2,937,414        2,733,674        2,593,548         2,963,013        4,240,274
Other interest-earning assets                728,094          725,866          642,863           628,253          636,473
Total interest-earning assets             19,596,299       19,543,682       18,932,751        19,783,479       20,429,278
Total assets                              21,619,436       21,452,993       20,732,965        21,397,741       21,964,344
Deposits                                  13,370,932       13,667,987       13,840,547        14,011,529       13,832,367
Borrowed funds                             6,442,952        6,016,686        5,169,453         5,769,227        6,528,156
Total interest-bearing liabilities        19,813,884       19,684,673       19,010,000        19,780,756       20,360,523
Stockholders' equity                       1,400,563        1,357,824        1,340,994         1,316,788        1,299,240


DIME BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(unaudited)


                                                                      At or For the Three Months Ended
                                                -------------------------------------------------------------------------------
                                                March 31,          December 31,    September 30,     June 30,          March 31,
                                                  1999                1998             1998            1998              1998
                                                ---------          ------------    -------------     --------        -------------

PERFORMANCE RATIOS
Return on average assets                                1.01 %             1.15 %          1.16 %           1.09 %          1.04 %
Return on average stockholder' equity                  15.66              18.17           17.86            17.70           17.63
Net interest margin                                     2.75               2.78            2.74             2.66            2.63
Non-interest income to total revenues                  52.41              52.06           53.40            49.45           43.94
Efficiency ratio                                       52.62              52.85           52.31            55.61           58.26

ASSET QUALITY
Non-performing assets                           $     84,506       $     83,343    $    131,374     $    139,490    $    147,406
Non-performing assets to total assets                   0.39 %             0.37 %          0.62 %           0.67 %          0.67 %
Non-accrual loans to loans receivable                   0.48               0.43            0.78             0.82            0.96
Allowance for loan losses to:
  Loans receivable                                      0.89               0.82            0.89             0.85            0.85
  Non-accrual loans                                   185.42             190.67          113.92           104.13           89.00


CAPITAL RATIOS
Stockholders' equity to total assets                    6.57 %             6.21 %          6.31 %           6.36 %          5.90
The Dime Savings Bank of New York, FSB:
  Tangible and core                                     6.17 (1)           5.82            6.60             6.24            5.86
  Tier 1 risk-based                                    10.04 (1)           9.58           10.97            10.44           10.22
  Total risk-based                                     10.91 (1)          10.37           11.86            11.33           11.10

OTHER DATA
Common shares outstanding (in thousands)             111,346            111,570         112,027          113,533         114,258
Loans serviced for others (2)                   $ 32,450,686       $ 27,009,693    $ 25,350,463     $ 25,046,877    $ 19,710,393


(1)  Preliminary.
(2)  Excludes loans being subserviced.

DIME BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands)
(unaudited)


                                                                 March 31,            December 31,
                                                                   1999                   1998
                                                                 ---------            ------------

ASSETS
Cash and due from banks                                        $    248,031           $    279,490
Money Market investments                                             33,420                 78,287
Securities available for sale                                     3,307,889              3,329,444
Federal Home Loan Bank of New York stock                            324,106                324,106
Loans held for sale                                               3,083,213              3,884,886
Loans receivable, net:
   Residential real estate loans                                  8,533,425              8,919,817
   Commercial real estate loans                                   2,695,311              2,567,750
   Consumer loans                                                 1,044,422                973,230
   Business loans                                                   319,191                287,271
   Allowance for loan losses                                       (112,369)              (105,081)
                                                                -----------             ----------
     Total loans receivable, net                                 12,479,980             12,642,987
                                                                -----------             ----------
 Accrued interest receivable                                        100,081                 97,124
 Premises and equipment, net                                        176,219                170,879
 Mortgage servicing assets                                          891,159                692,473
 Other assets                                                       906,237                821,174
                                                                -----------             ----------
 Other assets                                                  $ 21,550,335           $ 22,320,850
                                                               ============           ============

Total assets                                                   $ 13,165,948           $ 13,651,460


LIABILITIES
Deposits
Federal funds purchased and securities sold under
  agreements to repurchase                                        3,263,446              2,245,218
Federal Home Loan Bank of New York advances                       2,722,199              4,077,115
Senior notes                                                        198,759                198,906
Guaranteed preferred beneficial interests in
  Dime Bancorp, Inc.'s junior subordinated
  deferrable interest debentures                                    152,203                162,005
 Other borrowed funds                                               199,977                 89,604
 Other liabilities                                                  431,082                510,877
                                                                -----------             ----------
    Total liabilities                                            20,133,614             20,935,185
                                                                -----------             ----------


STOCKHOLDERS' EQUITY
Common Stock                                                          1,203                  1,203
Additional paid-in capital                                        1,165,464              1,165,251
Retained earnings                                                   512,522                463,907
Treasury stock, at cost                                            (239,238)              (233,965)
Accumulated other comprehensive loss                                (16,982)                (3,285)
Unearned compensation                                                (6,248)                (7,446)
                                                                -----------             ----------
   Total Stockholders' equity                                     1,416,721              1,385,665
                                                                -----------             ----------
Total liabilities and stockholders' equity                     $ 21,550,335           $ 22,320,850
                                                               ============           ============


DIME BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

                                                                 For the Three Months Ended
                                                ------------------------------------------------------------------------------
                                                March 31,      December 31,    September 30,        June 30,         March 31,
                                                  1999            1998             1998              1998             1998
                                                ----------     ------------    -------------      -----------       ----------
Interest income:
  Residential real estate loans                 $ 202,816      $  213,084      $ 215,066          $   225,465       $ 220,787
  Commercial real estate loans                     49,754          50,677         50,459               49,406          49,473
  Consumer loans                                   19,654          18,951         18,549               17,181          16,322
  Business loans                                    5,764           4,805          3,764                2,938           2,437
  Mortgage-backed securities                       48,898          46,339         44,645               50,878          73,060
  Other securities                                 12,221          12,725         10,524                9,677           7,871
  Money market investments                            506             405            982                1,566           2,849
                                                ---------      ----------      ---------          -----------       ---------
     Total interest income                        339,613         346,986        343,989              357,111         372,799
                                                ---------      ----------      ---------          -----------       ---------
Interest expense:
  Deposits                                        119,842         129,617        138,145              139,037         139,028
  Borrowed funds                                   84,273          84,205         78,523               87,237          97,860
                                                ---------      ----------      ---------          -----------       ---------
    Total interest expense                        204,115         213,822        216,668              226,274         236,888
                                                ---------      ----------      ---------          -----------       ---------
    Net interest income                           135,498         133,164        127,321              130,837         135,911
 Provision for loan losses                          8,000           8,000          8,000                8,000           8,000
                                                ---------      ----------      ---------          -----------       ---------
    Net interest income after provision
      for loan losses                             127,498         125,164        119,321              122,837         127,911

Non-interest income:
  Loan servicing and other fees                    61,928          60,604         53,819               42,631          42,450
  Banking service fees                             11,267          11,172         11,088               10,168           9,000
  Securities and insurance brokerage fees           8,604           7,565          8,704                8,957           7,510
  Net gains on sales activities                    64,307          63,941         71,519               63,743          45,248
  Other                                             3,124           1,343            751                2,491           2,326
                                                ---------      ----------      ---------          -----------       ---------
   Total non-interest income                      149,230         144,625        145,881              127,990         106,534
                                                ---------      ----------      ---------          -----------       ---------
Non-interest expense:
  General and administrative expense:
  Compensation and employee benefits               76,473          69,444         66,162               69,661          64,795
  Occupancy and equipment                          24,786          24,935         23,186               22,467          21,864
  Other                                            48,337          50,945         51,341               53,280          43,783
                                                ---------      ----------      ---------          -----------       ---------
   Total general and administrative expense       149,596         145,324        140,689              145,408         130,442
Amortization of mortgage servicing assets          30,657          30,826         27,633               16,897          16,935
Amortization of goodwill                            2,876           2,933          2,839                2,836           2,879
                                                ---------      ----------      ---------          -----------       ---------
   Total non-interest expense                     183,129         179,083        171,161              165,141         150,256
                                                ---------      ----------      ---------          -----------       ---------
Income before income tax expense and
   extraordinary items                             93,599          90,706         94,041               85,686          84,189
Income tax expense                                 34,631          29,027         30,092               27,420          26,940
                                                ---------      ----------      ---------          -----------       ---------
Income before extraordinary items                  58,968          61,679         63,949               58,266          57,249
Extraordinary items - losses on early
   extinguishment of debt, net of tax
   benefits                                        (4,127)              -         (4,057)                   -               -
                                                ---------      ----------      ---------          -----------       ---------
Net income                                      $  54,841      $   61,679      $  59,892          $    58,266          57,249
                                                =========      ==========      =========          ===========        ========

EARNINGS PER COMMON SHARE
Basic:
  Income before extraordinary items             $    0.53      $     0.55      $    0.57          $      0.51       $    0.50
  Extraordinary items                               (0.04)              -          (0.04)                    _              -
                                                ---------      ----------      ---------           -----------      ---------
  Net income                                    $    0.49      $     0.55      $    0.53          $      0.51       $    0.50
                                                =========      ==========      =========          ===========        ========

Diluted:
  Income before extraordinary items             $    0.52      $     0.55      $    0.56          $      0.50       $    0.49
  Extraordinary items                               (0.03)              -          (0.04)                   -               -
                                                ---------      ----------      ---------          -----------       ---------
  Net income                                    $    0.49      $     0.55      $    0.52          $      0.50       $    0.49
                                                =========      ==========      =========          ===========        ========

Basic average common shares outstanding           110,976         111,386        113,253              114,016         115,152
Diluted average common shares outstanding         112,439         112,857        114,803              115,806         117,148

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                           DIME BANCORP, INC.





                                           By: /s/ Anthony Burriesci
                                               ---------------------------------
                                               Name:  Anthony Burriesci
                                               Title: Chief Financial Officer


Date: April 15, 1999

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